Exhibit 10.20

6865 S.W. 18th Street, Suite B13 Boca Raton, FL 33433 Tel: 866.300.7410 • Fax: 561.892.0821

March 14, 2005
Flow Capital Advisors, Inc.
3727 Pine Lake Drive
Weston, FL 33332

Attention:	Albert Auer President
Dear Albert:
     1. In consideration of the introduction by Flow Capital Advisors, Inc., a Delaware corporation (the “Finder”), of Cryptometrics, Inc., a New York corporation (the “Target”), to JAG Media Holdings, Inc., a Nevada corporation (including any successor thereof, the “Company”), the Company hereby agrees to pay the Finder, if an Acquisition is consummated with such Target on or before December 31, 2006, a fee, payable upon the unconditional closing of the Acquisition, equal to sixty-six one hundredths percent (.66%) of the aggregate Consideration paid by the Company for the Acquisition of such Target. As used herein, (a) the term “Acquisition” shall mean the direct or indirect acquisition of all or a substantial portion of the stock or assets of the Target by the Company, including by means of merger, and (b) the term “Consideration” shall mean the number of shares of Common Stock, par value $0.00001 per share (or any security into which such Common Stock shall hereafter by reclassified), issued or issuable by the Company to the Target (or the owners thereof ) as payment for the Target.
     2. The Finder’s fee as described in Section 1 above shall be payable in the shares of stock in which the Company makes payment of the Consideration and shall be deemed earned and payable upon payment by the Company of the Consideration at the unconditional closing of the Acquisition of the Target by the Company. If any part of the Consideration shall be payable in installments, escrowed or shall be contingent upon any event or circumstances, the Finder’s fee shall be deemed earned and payable in the same proportionate amounts and at the same times as such installments, escrowed or contingent payments are made. The Finders shall be responsible for the payment of all federal, state, foreign and local taxes, tariffs, or surcharges that may be due and payable to government authorities on such fees the Finder is entitled to received pursuant to the terms of this letter agreement (this “Letter Agreement”), and the Company shall be authorized to make any withholdings in respect of such taxes as may be required under applicable law. The Finder will not be entitled to any compensation if for any reason whatsoever the Acquisition of the Target is not completed before December 31, 2006, whether or not there is a binding agreement to do so and whether or not a default by the Company or any of its affiliates has caused the failure to complete the Acquisition.

Flow Capital Advisors, Inc.
March 14, 2005

     3. The Finder shall not be reimbursed by the Company for any expenses incurred by it in connection with this Letter Agreement or otherwise.
     4. The Finder shall not receive any additional compensation directly or indirectly from the Target, or any party affiliated with the Target, for acting as a finder in connection with the Acquisition. Notwithstanding the foregoing, nothing herein shall prohibit Finder from rendering investment banking consulting services to the Target prior to or after the Acquisition.
     5. The Finder shall indemnify and hold harmless the Company and any of its affiliates against any losses, claims, damages or liabilities for brokerage or finder’s fees or other compensation claimed by any person, firm or entity whose services the Finder has engaged or may engage in connections with the proposed Acquisition of the Target by the Company.
     6. It is understood and agreed that the Finder is an independent contractor and shall not be deemed the Company’s agent for any purpose whatsoever, and the Finder is not granted any right or authority to assume or create any obligation or liability of any kind or nature, express or implied, on behalf of the Company, to make any representation on behalf of the Company or to bind the Company in any manner or thing whatsoever.
     7. Neither the Finder nor any of its affiliates or associates, in any capacity, shall issue any press release or public announcement relating to the matters set forth herein or any Acquisition without the prior express written consent of the Company.
     8. The Finder covenants and agrees with the Company that, except with the prior written consent of the Company, the Finder and its representatives (a) will hold in strict confidence any data or information obtained from the Company, the Target, any person associated with the Company or the Target or from any representative of the Company or the Target, including, without limitation, information pertaining to the financial condition, results of operations, methods of operations and products of the Company or the Target or pertaining to the availability of an negotiations regarding the Target; provided, however, that this duty of confidentiality shall not apply to any data or information which prior to any disclosure by the Finder or its representatives is in the public domain other than as a result of disclosure by the Finder or its representatives, and (b) will not disclose any data or information to be held in confidence pursuant to this paragraph 8 to any other party except to the extent that disclosure may be required by law; provided, however, that the Finder shall provide the Company with written notice of such requirements as soon as practicable after learning of its such that the Company may seek a protective order or other appropriate remedy and, if no such order or remedy is obtained, the Finder and its representatives shall furnish only that portion of such confidential data and information which the Finder is advised by written opinion of counsel is legally required an only in the manner legally required. All such data and information to be held in confidence pursuant to this paragraph 8 shall be used by the Finder and its representatives

Flow Capital Advisors, Inc.
March 14, 2005

only for the purposes of fulfilling the Finder’s role in assisting in the Acquisition of the Target as contemplated herein. At any time upon the Company’s request, the Finder shall return to the Company all data, information and other written material respecting the Company or the Target obtained by the Finder in connection with the matters contemplated by this Letter Agreement. The Finder further agrees that its representatives who are given access to the data and information to be kept confidential pursuant to this paragraph 8 shall be bound by the terms of this paragraph 8 and the Finder will insure that such representatives adhere to the terms contained herein.
     9. This arrangement is expressly not exclusive and the Company shall have the right to contract with brokers, agents or other persons for the same or similar purposes as set forth herein.
     10. This Letter Agreement shall not be assignable by the Finder, whether voluntarily or by operation of law. This Letter Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective permitted successors and assigns.
     11. This Letter Agreement constitutes the entire agreement between the Finder and the Company with respect to the subject matter hereof. No provisions hereof shall be deemed waived, amended or modified by either party unless such waiver, amendment or modification shall be in writing and signed by a duly authorized representative of the party against which the waiver, amendment or modification is sought to be enforced.
     12. This Letter of Agreement will automatically terminate and be of no further force and effect upon the earliest to occur of (a) the unconditional closing of the Acquisition of the Target by the Company and payment by the Company of the Finder’s fee described in Section 1 hereof, (b) the mutual written agreement of the Company on the one hand and the Finder on the other hand and (c) December 31, 2006. Notwithstanding the foregoing, the provisions contained in paragraphs 5, 7 and 8 hereof shall survive the termination of this Letter Agreement.
     13. The validity and interpretations of this Letter Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be fully performed in such State.
     14. From time-to-time Finder may bring to the attention of the Company additional potential targets for Acquisition by the Company (“Acquisition Targets”). In any such event, Finder’s fee with respect to such Additional Targets shall be agreed upon between Finder and the Company on a case-by-case basis and evidenced by a written amendment to this Letter Agreement substantially in the form attached hereto as Annex I.

Flow Capital Advisors, Inc.
March 14, 2005

     Please confirm your agreement with the foregoing by signing the enclosed copy of this Letter Agreement and returning it to us.

Very truly yours, JAG MEDIA HOLDINGS, INC.
By:	/s/ Thomas J. Mazzarisi
	Name:	Thomas J. Mazzarisi
	Title:	Chairman & CEO

Accepted and Agreed to as of
the date first above written:
FLOW CAPITAL ADVISORS, INC.

By:	/s/ Albert Auer
	Name:	Albert Auer
	Title:	President

ANNEX I
FORM OF AMENDMENT TO LETTER AGREEMENT FOR ADDITIONAL TARGETS
AMENDMENT NO.       TO LETTER AGREEMENT DATED MARCH 14, 2005 (“AGREEMENT”)
BETWEEN
JAG MEDIA HOLDINGS, INC. (“COMPANY”)
AND
FLOW CAPITAL ADVISORS, INC. (“FINDER”)

     In consideration of the introduction by Finder, of ___, a ___(the “Additional Target”), to the Company, the Company hereby agrees to pay the Finder, if an Acquisition is consummated with such Additional Target on or before ___, a fee, payable upon the unconditional closing of the Acquisition, equal to ___percent (___%) of the aggregate Consideration paid by the Company for the Acquisition of such Additional Target.
     Except as modified by this Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect and the transaction involving the Company, Finder and the Additional Target contemplated by this Amendment shall be subject to all terms and conditions of the Agreement.
     Defined terms used in this Amendment, which are not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.
Dated: _______________________

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:
JAG MEDIA HOLDINGS, INC.	FLOW CAPITAL ADVISORS, INC.

BY:	BY:

NAME:	NAME:
TITLE:	TITLE:

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